UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): July 21, 2015

THORATEC CORPORATION

(Exact Name of Registrant as Specified in Charter)

California	000-49798	94-2340464
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

6035 Stoneridge Drive, Pleasanton, California	94588
(Address of Principal Executive Offices)	(Zip Code)

Registrant’s telephone number, including area code (925) 847-8600

N/A

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☒	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01.	Entry into a Material Definitive Agreement.

On July 21, 2015, Thoratec Corporation, a California corporation (“Thoratec” or the “Company”), entered into an Agreement and Plan of Merger (the “Merger Agreement”) with SJM International, Inc., a Delaware corporation (“Parent”), Spyder Merger Corporation, a California corporation and a wholly-owned subsidiary of Parent (“Merger Sub”), and, solely with respect to certain provisions, St. Jude Medical, Inc., a Minnesota corporation (“St. Jude”) pursuant to which, subject to satisfaction or waiver of the conditions therein, Merger Sub will merge with and into Thoratec (the “Merger”), with Thoratec surviving as an indirect wholly-owned subsidiary of St. Jude. The Merger Agreement has been approved unanimously by the board of directors of Thoratec.

Equity Treatment

Pursuant to the terms of the Merger Agreement, at the effective time of the Merger (the “Effective Time”), each share of Thoratec common stock issued and outstanding immediately prior to the Effective Time, excluding shares owned by shareholders who have exercised dissenters’ rights under California law, treasury shares and shares held by Parent, Merger Sub or any other wholly-owned subsidiary of Parent, will be converted into the right to receive $63.50 in cash, without interest (the “Merger Consideration”).

At the Effective Time, each unexpired and unexercised option to purchase Thoratec’s common stock (each a “Company Option”) under any stock option plan of Thoratec, including Thoratec’s 1997 Stock Option Plan (as amended) and Thoratec’s Amended and Restated 2006 Incentive Stock Plan or any other plan, agreement or arrangement (the “Company Stock Option Plans”), that is unvested and unexercisable shall, subject to certain exceptions as set forth below, cease to represent the right to purchase Thoratec’s common stock and will be converted into an award of restricted shares of St. Jude common stock, equal to the quotient of (x) the product of (A) the total number of unvested and unexercisable shares of Thoratec common stock previously subject to such Company Options and (B) the excess, if any, of the Merger Consideration over the exercise price per share previously subject to such Company Options, divided by (y) the volume weighted average trading price of St. Jude common stock on the New York Stock Exchange, calculated to four decimal places and determined without regard to after-hours trading or any other trading outside of the regular trading session trading hours, for the five consecutive trading days ending on the third complete trading day prior to (and not including) the closing date of the Merger as reported by Bloomberg, L.P., rounded down to the nearest whole share (each, an “Assumed Restricted Stock Award”). From and after the Effective Time, each Assumed Restricted Stock Award will (i) be subject to a risk of forfeiture with respect to all of the St. Jude common stock subject thereto as of the Effective Time, which such risk of forfeiture shall lapse in accordance with the vesting schedule of the corresponding Company Option, (ii) be subject to certain accelerated vesting terms as described below, and (iii) be administered by St. Jude and the compensation committee of its board of directors (the “St. Jude Compensation Committee”), which shall be substituted for Thoratec and the compensation committee of the Thoratec board of directors administering such Company Stock Option Plans. Any unvested Company Options that are outstanding immediately prior to the Effective Time, and which have an exercise price greater than the Merger Consideration will automatically terminate as of the Effective Time for no consideration.

Each outstanding Company Option that is vested as of immediately prior to the Effective Time will, immediately prior to the Effective Time, be cancelled and, in exchange therefor, each former holder of any such cancelled vested Company Option shall have the right to receive an amount in cash (without interest, and subject to deduction for any required withholding tax) equal to the product of (x) the total number of vested shares of Thoratec common stock previously subject to such Company Option and (y) the excess, if any, of the Merger Consideration over the exercise price per share of Thoratec common stock previously subject to such vested Company Option (the “Option Payment”). Any vested Company Options that are outstanding immediately prior to the Effective Time, and which have an exercise price equal to or greater than the Merger Consideration will automatically terminate as of the Effective Time for no consideration.

At the Effective Time, each outstanding award of restricted stock units and performance share units granted pursuant to any Company Stock Option Plan (each a “Company RSU”) that is unvested shall, subject to certain exceptions as set forth below, cease to represent the right to receive Thoratec common stock and shall be converted into and become rights with respect to St. Jude common stock (each, an “Assumed RSU”), and St. Jude shall assume the Company RSUs, on the same terms and conditions (including any forfeiture provisions or repurchase rights, and treating for this purpose any performance-based vesting conditions as provided for in the award agreement by which each Company RSU is evidenced, except that any performance-based vesting conditions shall be treated as having been attained at the “maximum” level) as were applicable under such Company RSUs as of immediately prior to the Effective Time; except that (i) certain accelerated vesting terms shall apply to such Assumed RSUs as described below, (ii) St. Jude and the St. Jude Compensation Committee shall be substituted for Thoratec and the compensation committee of the Thoratec board of directors administering such Company Stock Option Plans, (iii) the Assumed RSUs shall represent the right to receive St. Jude common stock upon settlement of such Assumed RSU promptly after vesting (except to the extent the terms of the applicable restricted stock unit agreement provide for deferred settlement, in which case settlement shall be in accordance with the specified terms), and (iv) the number of shares of St. Jude common stock subject to each award of Assumed RSUs shall be equal to the number of shares of Thoratec common stock subject to the related Company RSU award immediately prior to the Effective Time multiplied by a ratio where the numerator is the Merger Consideration and the denominator is the volume weighted average trading price of St. Jude common stock on the New York Stock Exchange, calculated to four decimal places and determined without regard to after-hours trading or any other trading outside of the regular trading session trading hours, for the five consecutive trading days ending on the third complete trading day prior to (and not including) the closing date of the Merger as reported by Bloomberg, L.P., rounded down to the nearest whole share.

Each Company RSU that is outstanding and vested as of immediately prior to the Effective Time (after giving effect to any vesting accelerated in connection with the Merger) will be cancelled in exchange for the right to receive a payment (without interest, and subject to deduction for any required withholding tax) equal to the Merger Consideration with respect to such vested Company RSU (the “RSU Payment”).

Notwithstanding the foregoing, all outstanding Company RSUs and Company Options that are unvested as of immediately prior to the Effective Time and held by (i) all non-employee directors of Thoratec and (ii) any former employees and any employees of Thoratec whose employment is expected to terminate upon or shortly after the closing of the Merger (each as mutually agreed between Thoratec and St. Jude), will, immediately prior to the Effective Time, vest and be cancelled and each former holder will only be entitled to receive the RSU Payment or Option Payment, as applicable. It is unknown at the this time whether any Company RSUs and/or Company Options held by Thoratec’s named executive officers will be subject to any such accelerated vesting.

Go-Shop/Fiduciary-Out

The Merger Agreement permits Thoratec and its representatives to solicit and engage in negotiations with respect to alternative acquisition proposals until 11:59 p.m. (New York City time) on August 20, 2015 (the “Go-Shop Period”). If Thoratec receives a written acquisition proposal during the Go-Shop Period that its board of directors determines in good faith is or could reasonably be expected to lead to a superior proposal (as defined in the Merger Agreement), Thoratec may continue to negotiate with the party that made any such proposal (a “Go-Shop Excluded Party”) until (and including) September 9, 2015 (the “Excluded Party Cutoff Date”). From and after the termination of the Go-Shop Period, Thoratec and its representatives will be subject to customary “no-shop” provisions prohibiting Thoratec from soliciting alternative proposals from, and engaging in negotiations with, third parties regarding alternative proposals (other than Go-Shop Excluded Parties until September 9, 2015).

Notwithstanding the limitations applicable after the Go-Shop Period ends, prior to the requisite shareholder approval of the Merger, the “no-shop” provision is subject to a customary “fiduciary-out” provision that allows Thoratec, under certain circumstances, to provide information to and participate in discussions and engage in negotiations with third parties with respect to an alternative acquisition proposal that its board of directors has determined is, or could reasonably be expected to result in, a superior proposal. In addition, Thoratec’s board of directors may change its recommendation with respect to the Merger if its determines in good faith, after consultation with outside legal counsel, that the failure to do so under certain circumstances specified in the Merger Agreement would be inconsistent with the board of directors’ fiduciary duties under applicable law.

The Merger Agreement contains certain termination rights for both Thoratec and Parent, and provides that, upon termination of the Merger Agreement under specified circumstances, Thoratec may be required to pay Parent a termination fee of $110.5 million, but if any termination of the Merger Agreement is effected prior to the Excluded Party Cutoff Date in connection with a superior proposal made by a Go-Shop Excluded Party, then the Breakup Fee will be an amount, in cash, equal to $29.5 million.

Other Provisions

Consummation of the Merger is subject to various conditions, including (i) obtaining requisite approval of the Merger from Thoratec’s shareholders, (ii) the absence of any law, injunction, judgment or ruling enjoining or prohibiting the Merger, (iii) the accuracy of the representations and warranties made by the parties, except, with respect to the majority of the representations and warrants made by the parties, unless any inaccuracies would not have had or reasonably be expected to have a “material adverse effect” on the applicable party (as “material adverse effect” is defined in the Merger Agreement with respect to each party), (iv) the performance by the parties in all material respects of their covenants, obligations and agreements under the Merger Agreement, (v) the expiration or early termination of the waiting period applicable to the Merger under the Hart-Scott Rodino Antitrust Improvements Act of 1976, as amended, (vi) the absence of a material adverse effect on Thoratec and (vii) certain other customary conditions.

The Merger Agreement contains customary representations, warranties and covenants of Thoratec, Merger Sub and St. Jude. Each of the parties have agreed to use their reasonable best efforts to cause the Merger to be consummated. The Merger Agreement also requires Thoratec to call and hold a shareholder meeting and for Thoratec’s board of directors to recommend that Thoratec shareholders approve the Merger Agreement.

The foregoing description of the Merger Agreement does not purport to be complete and is qualified in its entirety by reference to the Merger Agreement, a copy of which is filed as Exhibit 2.1 hereto and is hereby incorporated into this report by reference. The Merger Agreement has been included to provide investors with information regarding its terms. It is not intended to provide any other factual information about Thoratec. In particular, the assertions embodied in the representations and warranties contained in the Merger Agreement are subject to qualifications and limitations agreed to by the respective parties in connection with negotiating the terms of the Merger Agreement, including information contained in a confidential disclosure schedule provided by Thoratec to St. Jude in connection with the signing of the Merger Agreement. The confidential disclosure schedule contains information that modifies, qualifies and creates exceptions to the representations and warranties set forth in the Merger Agreement. Moreover, certain representations and warranties in the Merger Agreement were used for the purpose of allocating risk between Thoratec and St. Jude rather than establishing matters as facts. Accordingly, you should not rely on the representations and warranties in the Merger Agreement as characterizations of the actual state of facts about Thoratec.

Modifications to Company Equity Awards

On July 21, 2015, in connection with the Merger Agreement, Thoratec amended the vesting schedules of the Company Options and Company RSUs to be assumed by St. Jude in the Merger and converted into Assumed Restricted Stock Awards and Assumed RSUs, respectively, that are held by employees at the level of director and above to provide that such assumed awards would continue to vest in accordance with their vesting schedules as in effect immediately prior to the closing of the Merger, provided that (i) 50% of the unvested shares underlying such Assumed Restricted Stock Awards and awards of Assumed RSUs shall vest on the six-month anniversary of the closing of the Merger and (ii) the remaining unvested shares underlying such Assumed Restricted Stock Awards and awards of Assumed RSUs shall vest as of the 12-month anniversary of the closing of the Merger. In addition, the vesting of each Assumed Restricted Stock Award and Assumed RSU not subject to the treatment in the preceding sentence will fully accelerate in the event the holder thereof terminates employment with St. Jude or a subsidiary thereof under circumstances that would otherwise entitle such holder to benefits under Thoratec’s Separation Benefit Plan.

Modifications to the 2015 Thoratec Bonus Plans

On July 21, 2015, in connection with the Merger Agreement, Thoratec amended each of its annual cash bonus plans (collectively, the “Bonus Plans”) to provide that (1) the performance period for determining 2015 bonuses under each of the Bonus Plans will calculated as of the end of the last full fiscal month prior to the fiscal month in which the closing of the Merger occurs (the “Measurement Date”), and the achievement of Thoratec’s corporate component of the applicable Bonus Plan shall be calculated against the year-to-date operating plan to the Measurement Date, including any over achievement, and such achievement percentage result shall be then used to calculate the bonus payment on a full-year basis, (2) the personal component of the management bonus objectives will be deemed achieved at 100% for all participants, and (3) the bonuses earned under the Bonus Plans will be paid at or shortly after closing of the Merger.

Voting Agreement

Concurrently with entering into the Merger Agreement, certain directors and executive officers of Thoratec, in their capacities as holders of shares or other equity interests of Thoratec, entered into a Voting Agreement with Parent and Merger Sub (the “Voting Agreement”) pursuant to which they agreed, among other things, to vote their shares of Thoratec common stock for the approval of the Merger Agreement and against any alternative proposal. Notwithstanding the foregoing, however, the Voting Agreement terminates upon the termination of the Merger Agreement in accordance with its terms, including the termination of the Merger Agreement by the Company’s board of directors in favor of a superior proposal. The foregoing description of the Voting Agreements does not purport to be complete and is qualified in its entirety by reference to the form of Voting Agreement, a copy of which is filed as Exhibit 99.1 hereto and is hereby incorporated into this report by reference.

Item 5.02.	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

The Thoratec board of directors (the “Board”) approved for each of Thoratec’s named executive officers a tax gross-up payment (“Gross-Up Payment”) in the event that any payment or distribution made to such named executive officer in connection with the Merger (“Payment”) becomes subject to an excise tax pursuant to Section 280G and Section 4999 of the Internal Revenue Code (referred to as the “280G Excise Tax”).

The amount of the Gross-Up Payment shall be sufficient such that, after paying (A) any 280G Excise Tax on the Payment, (B) any federal, state or local income or employment taxes and 280G Excise Tax on the Gross-Up Payment, and (C) any interest and penalties imposed in respect of the 280G Excise Tax, each officer will retain an amount equal to the full amount of the Payment, provided that the maximum Gross-Up Payments payable to all officers of Thoratec will not exceed $35.952 million in the aggregate.

The foregoing description of the Gross-Up Payments and the transactions contemplated thereby does not purport to be complete and is subject to, and qualified in its entirety by, the full text of the form of Gross-Up Payment letter agreement, attached hereto as Exhibit 10.1, which is incorporated herein by reference.

In addition, see the descriptions set out under “Item 1.01 - Entry into a Material Definitive Agreement,” which is incorporated by reference into this Item 5.02.

Item 5.03.	Amendments to Articles of Incorporation or Bylaws; Change in Fiscal Year.

On July 21, 2015, the Board amended the Company’s Third Amended and Restated By-laws (the “By-laws”) by adding a new Section 39 (the “Amendment”), which provides that unless the Company consents in writing to the selection of an alternative forum, the United States District Court for the Northern District of California (or, in the event that the United States District Court for the Northern District of California does not have jurisdiction, any other federal or state court of the State of California) shall be the sole and exclusive forum for (a) any derivative action or proceeding brought on behalf of the Company, (b) any action asserting a claim of breach of any duty owed by any director or officer or other employee of the Company to the Company or to the shareholders of the Company, (c) any action asserting a claim against the Company or any director or officer or other employee of the Company arising pursuant to any provision of the California Corporations Code or the Articles of Incorporation of the Company or the Bylaws, or (d) any action asserting a claim against the Company or any director or officer or other employee of the Company that is governed by the internal affairs doctrine.

The foregoing summary of the Amendment is qualified in its entirety by reference to the full text of the By-laws, as amended, which is filed as Exhibit 3.1 to this report and incorporated herein by reference.

Item 8.01.	Other Events.

On July 22, 2015, Thoratec and St. Jude issued a joint press release announcing the execution of the Merger Agreement. A copy of the press release is attached hereto as Exhibit 99.2 and incorporated herein by reference in its entirety.

Additional Information and Where to Find It

Thoratec intends to file with the Securities and Exchange Commission (the “SEC”) a proxy statement in connection with its proposed Merger by St. Jude and furnish or file other materials with the SEC in connection with the proposed Merger. The definitive proxy statement will be sent or given to the shareholders of the Company and will contain important information about the proposed Merger and related matters. BEFORE MAKING ANY VOTING DECISION, THORATEC’S SHAREHOLDERS ARE URGED TO READ THE PROXY STATEMENT AND THOSE OTHER MATERIALS CAREFULLY AND IN THEIR ENTIRETY BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION ABOUT THE PROPOSED MERGER AND THE PARTIES TO THE PROPOSED MERGER. The proxy statement and other relevant materials (when they become available), and any other documents filed by Thoratec with the SEC, may be obtained free of charge at the SEC’s website at www.sec.gov. In addition, security holders will be able to obtain free copies of the proxy statement from Thoratec by contacting Thoratec’s Investor Relations by telephone at (925) 847-8600, or by mail Thoratec Corporation, 6035 Stoneridge Drive, Pleasanton, California 94588, Attention: Investor Relations, or by going to Thoratec’s Investor Relations page on its corporate website at www.thoratec.com.

Participants in the Solicitation

Thoratec and its directors and executive officers may be deemed to be participants in the solicitation of proxies from the shareholders of Thoratec in connection with the proposed Merger. Information regarding the interests of these directors and executive officers in the transaction described herein will be included in the proxy statement described above. Additional information regarding the directors and executive officers of Thoratec is included in proxy statement for its 2015 Annual Meeting, which was filed with the SEC on March 24, 2015, and is supplemented by other public filings made, and to be made, with the SEC by Thoratec.

Forward-Looking Statements

This Current Report on Form 8-K contains forward-looking statements within the meaning of the Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934, as amended. These forward-looking statements involve certain risks and uncertainties that could cause actual results to differ materially from those indicated in such forward-looking statements, including, but not limited to, the ability of the parties to consummate the proposed Merger; satisfaction of closing conditions to the consummation of the proposed Merger; the impact of the announcement of the proposed Merger on Thoratec’s relationships with its employees, existing customers or potential future customers; and such other risks and uncertainties pertaining to the Thoratec’s business as detailed in its filings with the SEC on Forms 10-K and 10-Q, which are available on the SEC’s website at www.sec.gov. Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date thereof. Thoratec assumes no obligation to update any forward-looking statement contained in this document.

Item 9.01.	Financial Statements and Exhibits.

(d)	Exhibits.

Exhibit No.	Description of Exhibit

2.1*	Agreement and Plan of Merger, dated as of July 21, 2015, by and among Thoratec Corporation, SJM International, Inc., Spyder Merger Corporation and St. Jude Medical, Inc.

3.1	Third Amended and Restated By-laws, as amended on July 21, 2015

10.1	Form of Gross-Up Payment letter agreement

99.1	Voting Agreement, dated as of July 21, 2015, by and among SJM International, Inc., Spyder Merger Corporation and certain holders of shares and other equity interests of Thoratec Corporation

99.2	Joint Press Release, issued by Thoratec Corporation and St. Jude Medical, Inc., dated July 22, 2015

*	Certain schedules and exhibits omitted pursuant to Item 601(b)(2) of Regulation S-K promulgated by the SEC. Thoratec agrees to furnish supplementally a copy of any omitted schedule or exhibit to the SEC upon request.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

THORATEC CORPORATION

Dated: July 22, 2015
/s/ D. Keith Grossman
	Name:	D. Keith Grossman
	Title:	President and CEO

EXHIBIT INDEX

Exhibit No.	Description of Exhibit

2.1*	Agreement and Plan of Merger, dated as of July 21, 2015, by and among Thoratec Corporation, SJM International, Inc., Spyder Merger Corporation and St. Jude Medical, Inc.

3.1	Third Amended and Restated By-laws, as amended on July 21, 2015

10.1	Form of Gross-Up Payment letter agreement

99.1	Voting Agreement, dated as of July 21, 2015, by and among SJM International, Inc., Spyder Merger Corporation and certain holders of shares and other equity interests of Thoratec Corporation

99.2	Joint Press Release, issued by Thoratec Corporation and St. Jude Medical, Inc., dated July 22, 2015

*	Certain schedules and exhibits omitted pursuant to Item 601(b)(2) of Regulation S-K promulgated by the SEC. Thoratec agrees to furnish supplementally a copy of any omitted schedule or exhibit to the SEC upon request.